EXHIBIT 99.1

Innovation Ignites Growth in Fiscal 2011

Earnings Benefit From Non-Cash Tax Asset Valuation Reversal

RACINE, Wis., Nov. 30, 2011 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation company, today announced higher revenue, profit and earnings for fiscal 2011. Strong performance by new products in the Company's Marine Electronic and Diving brands more than offset a 45 percent drop in military sales. Net income advanced to $32.7 million or $3.37 per diluted share in the current fiscal year compared to net income of $6.5 million or $0.68 per diluted share in the previous fiscal year, due in part to a $21.9 million reversal of the company's deferred tax asset valuation allowance. Excluding the benefit of this non-cash item, adjusted net income was $10.8 million, or $1.12 on an adjusted earnings per diluted share basis, a 66 percent improvement over the prior year.

"Meaningful innovation is at the core of who we are, and this year's new products generated more than 40 percent of total company revenue. In Marine Electronics and Diving markets where the pace of recovery is strong, our brands' performance outpaced the market and the competition. Importantly, we adjusted quickly to marketplace fluctuations resulting from economic uncertainty, political upheaval and severe weather, maintained a strong balance sheet and continued to grow profits faster than sales, a key objective of our three year plan. Going forward, we will continue to invest in innovation to keep our brands strong and growing, and to maximize opportunities to enhance the long-term profitability profile of all our businesses," said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

FISCAL YEAR RESULTS

Total net sales increased 7 percent to $407.4 million in fiscal 2011 versus $382.4 million in fiscal 2010, due to double-digit growth in Marine Electronics which more than offset declines in other units.   Key contributing factors in the year-over-year comparison were:

  Double-digit growth in Minn Kota® and Humminbird® brands in all channels, with both brands exceeding $100 million in sales for the year.
  Higher revenue in Diving due to growth in North America which more than offset weak Asia/Pacific markets.
  Successful new products which generated more than 40% of total Company sales.
  Favorable currency translation which added $6.4 million, or 2 percent, to total Company revenue.
  Significant declines in U.S. military spending resulting in a 20 percent reduction in Outdoor Gear sales.
  Unfavorable weather conditions weakened demand in the paddling market contributing to a 10 percent decline in Watercraft revenue.

Total Company operating profit rose 21 percent to $17.7 million for fiscal 2011 compared to operating profit of $14.6 million in fiscal 2010. Increased volume, improved cost absorption and higher-margin new products, such as the Minn Kota® Talon™, Minn Kota® iPilot™, and Humminbird® Down Imaging and Side Imaging® fishfinders, were primary drivers behind the favorable year-over-year comparison.

Net income for the fiscal year was $32.7 million or $3.37 per diluted share, versus net income of $6.5 million, or $0.68 per diluted share, in the prior year. Net income benefited significantly from a reversal of the Company's deferred tax asset valuation allowance which was established in fiscal 2008, due in part to the significant loss and impact of non-cash goodwill impairment that year. The Company's recent history of income generation and future profit expectations were prime considerations in this year's reversal of the valuation allowance in the fiscal fourth quarter. Excluding this non-cash item, adjusted net income was $10.8 million, or $1.12 on an adjusted earnings per diluted share basis. The Company's borrowing costs declined 36 percent from the prior year due largely to amended debt agreements announced on November 18, 2010.

FOURTH QUARTER RESULTS

Due to the seasonality of the warm-weather outdoor recreational products industry, the Company's fourth quarter results historically reflect an industry-wide slowing of sales and production. Higher Marine Electronics sales during the quarter more than offset lower volume in other units. Total Company net sales increased 3 percent compared to the prior year quarter.   On a constant currency basis, fiscal fourth quarter sales would have been flat with the prior year quarter.

Total Company operating loss was ($4.2) million for the fourth fiscal quarter compared to an operating loss of ($3.3) million in the prior year quarter.  Increased commodity costs, higher R&D and legal costs and a 75 percent drop in military sales contributed largely to the quarter-to-quarter comparison.

The Company reported significant improvement in net income for the fiscal fourth quarter of $17.4 million, or $1.78 per diluted share, due primarily to the reversal of the Company's tax valuation allowance. Adjusted net loss for the fiscal 2011 fourth quarter was ($4.5) million, or ($0.47) on an adjusted loss per diluted share basis. Interest expense for the quarter was 64 percent below the prior year period.

OTHER FINANCIAL INFORMATION

The Company's debt to total capitalization stood at 8 percent at the end of the year versus 16 percent at October 1, 2010.   Cash, net of debt, was $29.5 million at year-end versus cash, net of debt, of $9.5 million at October 1, 2010.   Depreciation and amortization was $10.9 million year-to-date compared with $10.0 million in the prior year. Capital spending totaled $9.4 million in 2011 compared with last year's $10.0 million.

"The balance sheet is strong and healthy, as demonstrated by our success in ending Fiscal 2011 with a three-fold improvement in net cash year-over-year. Looking ahead, due to the need for added investment in innovation and the ongoing unpredictability surrounding external factors which could impact recovery of outdoor rec markets, achievement of 2012 financial targets is uncertain at this time," said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST

The Company will host a conference call and audio web cast at 2:00 p.m. Eastern Time on Wednesday November 30, 2011. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page.  A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® fishfinders; LakeMaster® electronic charts; Geonav® marine electronics; SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; Tech4O® digital instruments; and Eureka!® tents.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Non-GAAP Financial Measures

We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles ("GAAP") with the non-GAAP financial measures, adjusted net income/loss and adjusted diluted earnings/loss per share. We believe that these non-GAAP measures provide meaningful information to assist shareholders in understanding our financial results and that adjusted net income and adjusted diluted earnings per share are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported net income and diluted earnings per share, the most directly comparable GAAP financial measures.

The table below reconciles the non-GAAP financial measures adjusted net income and adjusted earnings per share with reported net income and diluted earnings per share for the quarter and year ended September 30, 2011.

	12 Months Ended September 30, 2011		3 Months Ended September 30, 2011
	Net Income	Diluted Earnings Per Share	Net Income (Loss)	Diluted Earnings (Loss) Per Share
Reported GAAP measure	$32.7 million	$3.37	$17.4 million	$1.78
Reversal of deferred tax valuation allowance	$21.9 million	$2.25	$21.9 million	$2.25
Adjusted non-GAAP measure	$10.8 million	$1.12	($4.5 million)	($0.47)

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning.Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns; the Company's continued success in implementing its strategic plan, including its targeted sales growth platforms and focus on innovation; litigation costs related to actions of and disputes with third parties, including companies that compete with the Company; the Company's continued success in working capital management and cost-structure reductions; the Company's success in meeting financial covenants in its credit agreements with lenders; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates and commodity costs; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
Operating Results	September 30 2011	October 1 2010	September 30 2011	October 1 2010
Net sales	$ 77,378	$ 75,121	$ 407,422	$ 382,432
Cost of sales	48,384	44,827	244,287	228,909
Gross profit	28,994	30,294	163,135	153,523
Operating expenses	33,224	33,592	145,465	138,969
Operating (loss) profit	(4,230)	(3,298)	17,670	14,554
Interest expense, net	351	1,027	3,130	4,995
Other expense, net	212	273	2,290	367
(Loss) income before income taxes	(4,793)	(4,598)	12,250	9,192
Income tax (benefit) expense	(22,145)	1,242	(20,470)	2,653
Net income (loss)	$ 17,352	$ (5,840)	$ 32,720	$ 6,539
Diluted average common shares outstanding	9,287	9,409	9,287	9,267
Diluted net income (loss) per common share	$ 1.78	$ (0.62)	$ 3.37	$ 0.68

Segment Results
Net sales:
Marine electronics	$ 36,099	$ 28,338	$ 222,115	$ 185,495
Outdoor gear	6,823	10,612	38,882	48,690
Watercraft	11,627	12,927	57,732	64,001
Diving	23,034	23,392	89,545	85,075
Other/eliminations	(205)	(148)	(852)	(829)
Total	$ 77,378	$ 75,121	$ 407,422	$ 382,432
Operating (loss) profit:
Marine electronics	$ (1,119)	$ (2,443)	$ 21,074	$ 13,938
Outdoor gear	(754)	726	2,996	5,881
Watercraft	(1,338)	(37)	(1,351)	1,826
Diving	287	1,009	3,610	3,031
Other/eliminations	(1,306)	(2,553)	(8,659)	(10,122)
Total	$ (4,230)	$ (3,298)	$ 17,670	$ 14,554

Balance Sheet Information (End of Period)
Cash and cash equivalents			$ 44,514	$ 33,316
Accounts receivable, net			47,209	46,928
Inventories, net			68,462	72,095
Total current assets			176,487	160,128
Total assets			259,188	226,756
Short-term debt			3,494	8,871
Total current liabilities			65,206	67,015
Long-term debt			11,478	14,939
Shareholders' equity			162,869	126,369
CONTACT: AT JOHNSON OUTDOORS INC.
         DAVID JOHNSON
         VP & CHIEF FINANCIAL OFFICER
         262-631-6600

         CYNTHIA GEORGESON
         VP - WORLDWIDE COMMUNICATION
         262-631-6600